Exhibit 8.1

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
MDJCC LTD	Hong Kong
Beijing Mingda Jiahe Technology Development Co., Ltd.	PRC
MD Local Global LIMITED	England and Wales

Variable Interest Entity	Place of Incorporation
Mingda Jiahe (Tianjin) Co., Ltd	PRC

Subsidiaries of Variable Interest Entity	Place of Incorporation
Xishe (Tianjin) Culture and Media Co., Ltd.	PRC
Xishe (Tianjin) Business Management Co., Ltd.	PRC
Xishe Xianglin (Tianjin) Business Operations & Management Co., Ltd.	PRC